Exhibit 3.11

EXECUTION COPY

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

CHENIERE CORPUS CHRISTI PIPELINE, L.P.

This Amended and Restated Agreement of Limited Partnership (the “Agreement”), dated as of March 30, 2015, is hereby duly adopted as the limited partnership agreement of Cheniere Corpus Christi Pipeline, L.P., a Delaware limited partnership (the “Partnership”), by the General Partner and Current Limited Partner (as defined below).

RECITALS

WHEREAS, the Partnership was formed as a limited partnership under the Act (as hereinafter defined) pursuant to the filing of the Certificate of Conversion on March 30, 2006 and the execution of that certain Limited Partnership Agreement, dated as of March 31, 2006 (the “Original Agreement”) by the Initial General Partner and Initial Limited Partner; and

WHEREAS, the General Partner and Current Limited Partner desire to amend and restate the Original Agreement for the purposes and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises, and the terms, covenants and conditions set forth herein, it is hereby agreed as follows:

ARTICLE I

Organization Matters

1.1 Formation of the Partnership. The Partners desire to form and have formed a limited partnership pursuant to the provisions of the Act. This Agreement constitutes the partnership agreement of such Partnership, effective upon the date of filing of the Partnership’s Certificate of Limited Partnership with the office of the Secretary of State of the State of Delaware. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act.

1.2 Purpose and Business.

(a) The sole purpose of the Partnership shall be limited to (i) the development, financing, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and use of the Project Facilities and the purchase, storage and sale of Gas and the storage and sale of LNG, the export of LNG from the Project Facilities (and, if the General Partner so elects, the import of LNG to the extent the Partnership or any of the other Loan Parties has all necessary permits therefor), the transportation of Gas to the Project Facilities by third parties, and the sale of other services or other products or by-products of the Project Facilities and all activities incidental thereto, (ii) the entry into, and the performance of its obligations under, Finance Documents and Material Project Agreements and (iii) doing all acts and things ancillary or incidental to the foregoing, including, without limitation, entering into the transactions contemplated by any of the foregoing.

(b) The Partnership shall at all times:

(i)	observe all applicable limited partnership procedures necessary to maintain its separate existence and formalities, including:

(a)	maintaining minutes or records of meetings of the Partners of the Partnership;

(b)	acting on behalf of itself only pursuant to due authorization of the Partners; and

(c)	conducting its own business in its own name and through authorized agents pursuant to this Agreement;

(ii)	allocate fairly and reasonably any shared expenses, including overhead for shared office space or common employees (if any);

(iii)	use separate stationery, invoices and checks bearing its own name;

(iv)	prepare and maintain its own full and complete books, accounting records (including books of account and payroll, if any) and other documents and records, in each case which are separate and apart from the books, accounting records and other documents and records of the Sponsor or any Affiliate thereof;

(v)	maintain separate bank accounts in its own name or otherwise pursuant to the Finance Documents and make all investments solely in its name except as otherwise provided by the Finance Documents;

(vi)	separate its property and not allow funds or other assets to be commingled with the funds and other assets of, held by, or registered in the name of the Sponsor or any Affiliate thereof, and maintain its assets in such a manner that it is not costly or difficult to identify or ascertain such assets, all except to the extent otherwise provided by the Finance Documents;

(vii)	not hold itself out as being liable for the debts of the Sponsor or any Affiliate thereof and not guarantee the debts of the Sponsor or any Affiliate thereof except as permitted by the Finance Documents;

(viii)	not acquire or assume obligations or securities of, or make loans or advances to, any of its Affiliates except as required under the Finance Documents;

(ix)	maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, and not have its assets listed on the balance sheet of any other Person; provided that the Partnership may also report its financial statements on a consolidated or combined basis with one or more of its Affiliates in accordance with GAAP so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of the Partnership from such Affiliate(s) and to disclose the separate nature of the Partnership’s indebtedness;

(x)	prepare and file its own tax returns separate from those of any Person except to the extent that the Partnership is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law;

(xi)	pay its own liabilities and expenses out of its own assets (except as provided under the Finance Documents);

(xii)	pay the salaries of its own employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations (either directly or through contractual arrangements to provide such services that such employees would provide) and not permit its employees, if any, to participate in or receive payroll benefits or pension plans of or from any of its Affiliates;

(xiii)	maintain adequate capitalization in light of its contemplated business and obligations;

(xiv)	hold itself out to third parties as a legal entity, separate and distinct and independent from any other entity, conduct its own business solely under its name and correct any known misunderstanding as to the separateness of the Partnership from any other Person; and

(xv)	except to the extent permitted under the Finance Documents, it shall not enter into any material agreement with the Sponsor or any of its Affiliates on terms and conditions which, in the aggregate, are less favorable to it than those that would be applicable in a comparable agreement with independent parties acting at arm’s length (or, if there is no comparable arm’s length transaction, then on terms reasonably determined by the General Partner to be fair and reasonable), provided, however, that no limitation in this Section 1.2(b) shall apply to the Partnership as among itself and any of the other Loan Parties.

(c) Limitations on Certain Actions. Notwithstanding anything to the contrary in this Agreement or in any other document governing the Partnership’s formation, management or operations, the Partnership shall not:

(i)	engage, directly or indirectly, in any business other than as is consistent with its purposes set forth in Section 1.2(a);

(ii)	except to the extent permitted by the Finance Documents, enter into any merger or sell or otherwise transfer all or substantially all of its assets;

(iii)	authorize or take any action that would constitute a Bankruptcy of the Partnership without the unanimous written approval of all of the General Partner(s), including the Independent Manager of either the General Partner or the General Partner’s Managing Member; or

(iv)	prior to the Discharge Date, amend, modify or otherwise change this Section 1.2 or Section 9.2.

1.3 Name. The name of the Partnership is “Cheniere Corpus Christi Pipeline, L.P.”

1.4 Principal Place of Business. The principal office and place of business of the Partnership and the General Partner’s offices shall be 700 Milam Street, Suite 1900, Houston, Texas, or such other place within or outside the State of Delaware, as the General Partner may from time to time determine. If the General Partner moves the Partnership’s offices, it shall file any certificates required under the Act and notify all other Partners of such change.

1.5 Registered Office and Agent. The registered office of the Partnership shall be at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the name of its initial registered agent at such address shall be Corporation Service Company.

1.6 Filings. The General Partner shall, or shall cause the Partnership to, execute, swear to, acknowledge, deliver, file or record in public offices and publish all such certificates, notices, statements or other instruments, and take all such other actions, as may be required by law for the formation, reformation, qualification, registration, operation or continuation of the Partnership in any jurisdiction, to maintain the limited liability of the Limited Partners, to preserve the Partnership’s status as a partnership for tax purposes (if the Partnership is treated as a partnership for tax purposes) or otherwise to comply with applicable law. Upon request of the General Partner, each of the Limited Partners shall promptly execute all such certificates and other documents as may be necessary, in the judgment of the General Partner, in order for the General Partner to accomplish all such executions, swearings to, acknowledgments, deliveries, filings, recordings in public offices, publishings and other acts.

1.7 Power of Attorney. Each Limited Partner hereby irrevocably makes, constitutes and appoints the General Partner, with full power of substitution and resubstitution, as the true and lawful agent and attorney-in-fact of such Limited Partner, with full power and authority in the name, place and stead of such Limited Partner to execute, swear to, acknowledge, deliver, file or record in public offices and publish: (a) all certificates and other instruments (including counterparts thereof) that the General Partner deems necessary or appropriate to reflect any amendment, change or modification of or supplement to this Agreement in accordance with the terms of this Agreement; (b) all certificates and other instruments and all amendments thereto that the General Partner deems appropriate or. necessary to form, qualify or continue the Partnership in the State of Delaware or any jurisdiction, to maintain the limited liability of the Limited Partners, to preserve the Partnership’s status as a partnership for tax purposes (if the Partnership is treated as a partnership for tax purposes) or otherwise to comply with applicable law; (c) all conveyances and other instruments or documents that the General Partner deems appropriate or necessary to reflect: (i) the transfers or assignments of interests in, to or under this Agreement or the Partnership; (ii) the dissolution, liquidation and termination of the Partnership, or (iii) the distribution of assets of the Partnership pursuant to the terms of this Agreement; and (d) any other instruments required by law or as may be deemed necessary or appropriate by the General Partner to carry out the provisions of this Agreement.

The power of attorney granted herein is hereby declared irrevocable and a power coupled with an interest, shall survive the death, disability, bankruptcy, dissolution or other termination of each Limited Partner and shall extend to and be binding upon each Limited Partner’s heirs, beneficiaries, executors, administrators, legal representatives, successors, assigns and vendees. Each Limited Partner hereby agrees to be bound by any representations made by the agent and attorney-in-fact acting in good faith pursuant to such power of attorney, and each Limited Partner hereby waives any and all defenses that may be available to contest, negate, or disaffirm any action of the agent and attorney-in-fact taken under such power of attorney.

1.8 Term. The term for which the Partnership is to exist as a limited partnership is from the date of first filing of the Certificate of Limited Partnership with the office of the Secretary of State of the State of Delaware through and until the termination of the Partnership in accordance with any provision of Article X.

1.9 Partner Information. The General Partner shall cause to be attached hereto as Exhibit B and updated from time to time a list showing the then current names and addresses of the Partners and the Interests held by each.

ARTICLE II

Definitions

Whenever used in this Agreement, the following terms shall have the meanings assigned to them herein:

“Account Bank” has the meaning set forth in the Common Security and Account Agreement.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended and in effect from time to time (or any corresponding provisions of succeeding law).

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person and “Affiliated” shall be construed accordingly.

“Agreement” means this Agreement of Limited Partnership of Cheniere Corpus Christi Pipeline, L.P., as amended, supplemented, modified or further restated from time to time, as the context requires.

“Approved Individual” means an individual who has prior experience as an independent director, independent manager or independent member and who is either (i) provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Managers, another nationally-recognized company regularly engaged in the business of providing Independent Managers reasonably approved by the Security Trustee, in each case that is not an Affiliate of the Partnership and that provides professional Independent Managers and other corporate services in the ordinary course of its business or (ii) approved by the Security Trustee.

“Assignee” means, with respect to any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. As used in this definition of “Affiliate,” the term “control” means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by operation of law, by contract (including pursuant to a partnership or similar agreement) or otherwise.

“Bankruptcy” has the meaning set forth in the Common Security and Account Agreement.

“Capital Contribution” means the total amount or assets contributed to the Partnership by all Partners or any class of Partners or any one Partner, as the case may be.

“Cash Available for Distribution” means with respect to any calendar quarter, all Partnership cash, demand deposits and short-term marketable securities on hand as of the last day of such calendar quarter, after payment of all fees, debt service, and operating costs of the Partnership, and less such reserves as the General Partner, in its sole discretion, shall deem reasonable to retain in order to provide for the operation of the Partnership’s business.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership filed by the Partnership with the Secretary of State of the State of Delaware as originally executed and as, amended or further restated from time to time, as the context requires.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Security and Account Agreement” means the Common Security and Account Agreement to be entered into among the Partnership, Cheniere Corpus Christi Holdings, LLC, Corpus Christi Liquefaction, LLC, Corpus Christi Pipeline GP, LLC each Senior Creditor Group Representative on its own behalf and on behalf of the relevant Senior Creditor Group, Société Générale as Intercreditor Agent and Security Trustee and Mizuho Bank, Ltd., as Account Bank, as amended, restated or otherwise modified from time to time.

“Control” of a Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by operation of law, by contract (including pursuant to a partnership or similar agreement) or otherwise; and the terms “Controlling” and “Controlled” have corresponding meanings to the foregoing.

“Corpus Christi Pipeline” means the 23-mile-long, 48-inch-diameter bi-directional Gas pipeline and related compressor stations, meter stations and required interconnects, originating at the Corpus Christi Terminal Facility and terminating north of the City of Sinton, Texas, and related facilities, as such facilities may be improved, replaced, modified, changed or expanded.

“Corpus Christi Terminal Facility” means the facilities in San Patricio County and Nueces County in the vicinity of Portland, Texas, on the La Quinta Channel in the Corpus Christi Bay comprising, with related onsite and offsite utilities and supporting infrastructure and as such facilities may be improved, replaced, modified, changed or expanded.

“Current Limited Partner” means Cheniere Corpus Christi Holdings, LLC.

“Discharge Date” has the meaning set forth in the Common Security and Account Agreement.

“Effective Date” means the date as of which this Agreement was first entered into.

“Finance Documents” has the meaning set forth in the Common Security and Account Agreement and also includes any other common terms agreements, intercreditor agreements, loan and guarantee facility agreements, indentures, promissory notes, security agreements, registration or disclosure statements, subordination agreements, accounts agreements, mortgages, pledges, direct agreements, assignments, debentures, deeds of trust, credit agreements, hedging agreements, participation agreements and other documents entered into by the Partnership with creditors from time to time relating to the financing of the development, design, engineering, procurements, constructions, completion, testing, commissioning, insurance, ownership, operation and maintenance of the Project Facilities, including any modifications, supplements, extensions, renewals or replacements of any such documents.

“Gas” has the meaning set forth in the Common Security and Account Agreement.

“GAAP” means generally accepted accounting principles in the jurisdiction in which the relevant party’s financial statements are prepared or International Accounting Standards/International Financial Reporting Standards, as in effect from time to time.

“General Partner” means Corpus Christi Pipeline GP, LLC, a Delaware limited liability company and any successor thereto selected pursuant to Section 9.2.

“Governmental Entity” means any United States (federal, state or local) or foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof).

“Independent Manager” means an Approved Individual who has not been at any time during the five years preceding such initial designation: (i) a direct or indirect owner of any equity interest in, or member, officer, employee, director, manager (with the exception of serving as the Independent Manager) or contractor, bankruptcy trustee, attorney or counsel of, the

Partnership or any of its Affiliates; (ii) a creditor, customer, supplier (other than a supplier of registered agent or registered office services), or other Person who derives any of its purchases or revenues from its business activities with the Partnership or any of its Affiliates (other than any fee paid for its services as Independent Manager); (iii) an Affiliate of the Partnership or any Person excluded from serving as Independent Manager under clause (i) or (ii) of this definition; (iv) a member of the immediate family by blood or marriage of any Person excluded from being an Independent Manager under clause (i) or (ii) of this definition; or (v) a Person who received, or a member or employee of a firm or business that received, fees or other income from the Partnership or any Affiliate thereof in the aggregate in excess of five percent of the gross income, for any applicable year, of such Person; provided, however, that notwithstanding the foregoing, for the purposes of clause (i), an equity interest shall be deemed to exclude de minimis or otherwise immaterial holdings of equity interests of an Affiliate of the Partnership which are traded on public stock exchanges.

“Initial General Partner” means Cheniere Pipeline GP Interests, LLC, a Delaware limited liability company.

“Initial Limited Partner” means Cheniere Pipeline LP Interests, LLC, a Delaware limited liability company.

“Intercreditor Agent” has the meaning set forth in the Common Security and Account Agreement.

“Interest” means the ownership interest of a Partner in the Partnership (which shall be considered personal property for all purposes), consisting of (i) such Partner’s Percentage Interest in taxable income, taxable loss, allocations of other items of income, gain, deduction, and loss and distributions (ii) such Partner’s right to vote or grant or withhold consents with respect to Partnership matters as provided herein or in the Act, and (iii) such Partner’s other rights and privileges as herein provided.

“Interest Rate” means the rate per annum equal to the lesser of (i) the prime rate as quoted in the money rates section of The Wall Street Journal, plus two percent (2%) and (ii) the maximum rate permitted by applicable law.

“Limited Partner” means each Person who acquires Limited Partner Interests and is admitted to the Partnership as a Limited Partner pursuant to this Agreement. All references in this Agreement to a majority or specified percentage of the Limited Partners shall mean Limited Partners holding more than fifty percent (50%) or such specified percentage, respectively, of the aggregate number of Interests then held by Limited Partners.

“LNG” has the meaning set forth in the Common Security and Account Agreement.

“Loan Party” means Cheniere Corpus Christi Holdings, LLC, Corpus Christi Liquefaction, LLC, Cheniere Corpus Christi Pipeline, L.P. and Corpus Christi Pipeline GP, LLC.

“Material Project Agreements” has the meaning set forth in the Common Security and Account Agreement, and also includes any other agreements for the development, financing, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and use of the Project Facilities and the purchase, storage and sale of Gas and the storage and sale of LNG, the export of LNG from the Project Facilities (and, if the General Partner so elects, the import of LNG to the extent the Partnership or any of the other Loan Parties has all necessary permits therefor), the transportation of Gas to the Project Facilities by third parties, and the sale of other services or other products or by-products of the Project Facilities and all activities incidental thereto.

“Original Agreement” has the meaning set forth in the recitals.

“Partner” means each of the General Partner and the Limited Partner.

“Partnership” means Cheniere Corpus Christi Pipeline, L.P.

“Percentage Interest” means for each Partner, the percentage set forth opposite such Partner’s name on Exhibit B. The combined Percentage Interests of all Partners shall at all times equal one hundred percent (100%).

“Person” means any natural person, partnership, limited liability company, corporation, trust or other legal entity.

“Project Facilities” means the Corpus Christi Terminal Facility and the Corpus Christi Pipeline, as such facilities may be repaired and replaced from time to time or modified, changed or expanded.

“Regulations” means the final, temporary or proposed income tax regulations promulgated by the United States Department of the Treasury, as amended and in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended and in effect from time to time.

“Security Trustee” has the meaning set forth in the Common Security and Account Agreement.

“Senior Creditor Group” has the meaning set forth in the Common Security and Account Agreement.

“Senior Creditor Group Representative” has the meaning set forth in the Common Security and Account Agreement.

“Sponsor” means Cheniere Energy, Inc. and any successor or assign.

ARTICLE III

Capital Contributions

3.1 General Partner’s Capital Contribution. As of the Effective Date, the General Partner had contributed no assets to the Partnership and the General Partner’s Percentage Interest was 0%.

3.2 Current Limited Partners’ Capital Contributions. As of the Effective Date, the Current Limited Partner had contributed to the Partnership the assets set forth on Exhibit A and had received a 100% Percentage Interest, as set forth on Exhibit B.

3.3 Loans by Partners. No Partner has any obligation to lend or advance any funds to the Partnership under any circumstances. If any Partner shall advance funds to the Partnership, such Partner shall receive interest in an amount equal to the Interest Rate on the balance of such loan outstanding from time to time. Notwithstanding anything contained in this Agreement to the contrary, all loans made by a Partner to the Partnership, together with accrued interest thereon, shall be paid in full before any distributions are made to the Partners.

3.4 No Other Contributions. No Partner shall have any obligation or right to make any contribution to the Partnership except as provided in Sections 3.1 and 3.2 unless all Partners otherwise agree.

3.5 Return of Capital Contributions. No Partner shall be entitled to have its Capital Contribution returned except in accordance with the express provisions of this Agreement.

3.6 Interest. No interest shall be paid by the Partners or the Partnership on any capital contributed to the Partnership by the Partners. As provided in Section 3.3, interest will be paid on any loan from any Partner to the Partnership.

3.7 Article 8 Opt-In. The Partnership hereby irrevocably elects that all partnership interests in the Partnership shall constitute “securities” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and in the State of New York and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. As noted in Section 3.8 below, such partnership interests shall be certificated and in registered form within the meaning of Article 8 of the Uniform Commercial Code.

3.8 Certificates.

(a) Upon the issuance of Interests in the Partnership to any Person in accordance with the provisions of this Agreement, the Partnership shall issue one or more certificates in the name of such Person substantially in the form of Exhibit C hereto (a “General Partner Interest Certificate”), or substantially in the form of Exhibit D hereto (a “Limited Partner Interest Certificate”, the General Partner Interest Certificate and the Limited Partner Interest Certificate are collectively referred to herein as an “Interest Certificate”), which evidences the ownership of the Interests in the Partnership of such Person. Each such Interest Certificate shall be denominated in terms of the percentage of the Interests in the Partnership evidenced by such Interest Certificate and shall be signed by two officers of the General Partner.

(b) The Partnership shall maintain books for the purpose of registering the transfer of Interests. In connection with a transfer in accordance with this Agreement of any Interests in the Partnership, the Interest Certificate(s) shall be delivered to the Partnership for cancellation, and the Partnership shall thereupon issue a new Interest Certificate to the transferee evidencing the Interests that were transferred and, if applicable, the Partnership shall issue a new Interest Certificate to the transferor evidencing any Interests registered in the name of the transferor that were not transferred.

(c) Each Interest Certificate evidencing Interests in the Partnership shall bear the following legend: “THIS CERTIFICATE EVIDENCES AN INTEREST IN CHENIERE CORPUS CHRISTI PIPELINE, L.P. (THE “PARTNERSHIP”) AND SHALL BE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF ITS FORMATION AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF EACH OTHER APPLICABLE JURISDICTION. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE SECURITIES ACT, OR PURSUANT TO AN OPINION OF COUNSEL, IF REQUESTED BY THE PARTNERSHIP, SATISFACTORY TO THE PARTNERSHIP THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT. THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE INTERESTS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF (I) THE AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME, AMONG THE PARTNERS AND (II) THE FINANCE DOCUMENTS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE GENERAL PARTNER OF THE PARTNERSHIP.”

ARTICLE IV

Allocations and Distributions

4.1 Allocations of Profits and Losses. The Partnership’s profits and losses will be allocated in proportion to the Partners’ Percentage Interests.

4.2 Distributions. Subject to Section 4.3, the Partnership shall make all distributions at such times and in such amounts as determined by the General Partner in its sole discretion. The General Partner shall distribute the Cash Available for Distribution to the Partners in proportion to their Percentage Interests.

4.3 Limitation Upon Distribution. No distribution shall be declared and paid unless, if after the distribution is made, the value of assets of the Partnership would exceed the liabilities of the Partnership, except liabilities to the Partner(s) on account of their Capital Contributions.

ARTICLE V

Accounting and Financial Matters

5.1 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

5.2 Tax Treatment. So long as each Partner is a “disregarded entity” of the same direct or indirect owner, the Partnership will also be treated as a “disregarded entity” for tax purposes. If and when the Partnership is no longer a “disregarded entity,” the tax provisions of this Agreement will be amended in accordance with Section 11.11.

5.3 Books and Records. The General Partner shall keep or cause to be kept full, accurate, complete and proper books and accounts of all operations of the Partnership in accordance with the requirements of the Act and the accounting principles set forth in Regulation §1.704-1(b). The General Partner shall maintain a list showing the names and addresses of all of the Partners and each Partner’s Percentage Interest. Such books and records of the Partnership shall be kept at the Partnership’s principal place of business. Copies of this Agreement and the Certificate of Limited Partnership and copies of the Partnership’s income tax returns will be provided without charge to any Limited Partner or its representative or Assignee-upon written request.

5.4 Access to Books and Records. The General Partner shall make the books and records of the Partnership available to any Limited Partner during business hours upon reasonable notice. Each Limited Partner agrees not to disclose to third parties any information, included in such books and records that is determined to be confidential by the General Partner except as may be required by law.

ARTICLE VI

Rights and Obligations of General Partner

6.1 Exclusive Authority. The General Partner is exclusively authorized and directed to manage and control the assets and business of the Partnership. The General Partner is hereby granted the right, power and authority to do on behalf of the Partnership all lawful things that, in such General Partner’s judgment, are necessary, proper or desirable to carry out the business of the Partnership, including, but not limited to, the right, power and authority: (a) to incur all expenditures; (b) to employ and dismiss from employment any and all employees, agents, independent contractors, brokers, attorneys and accountants; (c) to acquire, hold, lease, sell or otherwise deal with all or any portion of any Partnership property for any Partnership purpose; (d) to arbitrate, settle or defend any claim by, against or involving the Partnership; (e) to borrow money on behalf of the Partnership and use as security therefor all or any part of any Partnership property; (f) to vote shares held by the Partnership; (g) to procure and maintain insurance; (h) to do any and all of the foregoing at such price or amount and upon such terms as the General Partner deems proper; and (i) to execute, acknowledge, swear to and deliver any and all instruments to effectuate any and all of the foregoing. Any and all lawful acts heretofore taken by the General Partner that are permitted under this Section 6.1 are hereby ratified and confirmed by the Partners as the acts and deeds of the Partnership.

6.2 General Authority. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partner as set forth in this Agreement. In no event shall any person dealing with the General Partner or its representatives with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the General Partner or its representatives; and every contract, agreement, by the General Partner or its representatives with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every person relying thereon or claiming thereunder that (a) at the time of the execution and/or delivery thereof, this Agreement was in full force and effect, (b) the instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership; and (c) the General Partner was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

6.3 Employment of Agents and Employees. Nothing in this Agreement shall preclude the future employment of any Partner, agent, third party or Affiliate to manage or provide other services in respect to the Partnership’s properties or business subject to the control of the General Partner.

6.4 Officers. The General Partner may, from time to time, designate one or more persons to be officers of the Partnership. Any officers so designated shall have such title and authority and perform such duties as the General Partner may, from time to time, designate. Unless the General Partner decides otherwise, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the General Partner. Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed. The salaries or other compensation, if any, of the officers and agents of the Partnership shall be fixed from time to time by the General Partner. Any officer may resign as such at any time. Any officer may be removed as such, with or without cause, by the General Partner at any time. Designation of an officer shall not, in and of itself, create contract rights.

6.5 Expenses of the Partnership. All expenses properly incurred by the Partnership, including expenses relating to services performed by accountants, shall be billed directly to and paid by the Partnership. Reasonable third-party expenses incurred by the General Partner in connection with the formation or administration of the Partnership shall be reimbursed to the General Partner by the Partnership upon presentation of an invoice therefor including, but not limited to (i) legal, accounting and other third-party professional fees and expenses; (ii) expenses directly connected with the investigation, negotiation, acquisition, valuation, disposition and ownership of the Partnership property; and (iii) travel and related expenses attributable to the performance of its services.

ARTICLE VII

Rights and Obligations of Limited Partners

7.1 No Participation in Management. No Limited Partner shall take part in the management or control of the Partnership’s business nor shall any Limited Partner transact any business in the Partnership’s name or have the power, to sign documents for or otherwise to bind the Partnership; provided, however, that no Limited Partner shall be deemed to be taking part in the management or control of the Partnership’s business or otherwise taking any action prohibited by this Section 7.1 as a result of such Limited Partner’s taking any action (a) permitted by Section 7.2 or (b) otherwise listed in section 17-303 of the Act (or any successor provision) as activities that are not considered to constitute a Limited Partner’s participating in the control of the Partnership’s business.

7.2 Rights of Limited Partner. Each of the Limited Partners shall have the right to:

(a) Vote in respect of the removal of the General Partner and the election of one or more successor General Partners under Article IX or in respect of any proposed amendment of this Agreement pursuant to Section 11.11;

(b) inspect and copy during regular business hours at such Limited Partner’s expense, any of the Partnership books and records;

(c) receive copies of this Agreement, the Certificate of Limited Partnership, all amendments thereto, and the Partnership’s federal, state, and local information or income tax returns;

(d) have on demand true and full information of all things affecting the Partnership and a formal accounting of Partnership affairs; and

(e) apply for dissolution and winding up by decree of court if it is not reasonably practicable to carry on the business of the Partnership in conformity with the Agreement.

A Limited Partner shall have the right, on demand, to obtain from the Partnership, without cost, a list of the names, addresses and interests of all Limited Partners. A Limited Partner shall not disclose to third parties any information included in the Partnership’s books and records, except as required by law.

ARTICLE VIII

Transfer of Interests

8.1 Transfers by General Partner. Subject (until the Discharge Date) to the terms of the Finance Documents, the General Partner may sell, exchange, encumber, pledge, gift, distribute, assignor transfer all or any portion of its Interests without the consent of all of the Limited Partners; provided, however, that the General Partner may transfer such Interest to a successor General Partner in the event of a removal effectuated pursuant to Section 9.1.

8.2 Transfers by Limited Partners. No Limited Partner may sell, exchange, encumber, pledge; gift, distribute, assign or transfer all or any part of its Interests except (i) with the consent of the General Partner, (ii) to Affiliate entities that are, under 100% common control with the transferring Limited Partner (in which case the transferring Limited Partner will be and remain liable for any and all obligations of the transferee Affiliate) and (iii) until the Discharge Date, to the extent required by the terms of the Finance Documents.

8.3 Effective Date of Transfer. Each transfer shall become effective as of the date agreed to by the General Partner and the parties to such transfer or, in the absence of such agreement, as of the first day of the calendar month following the calendar month during which the General Partner approves such transfer and receives a copy of the instrument of assignment and all such certificates and documents that the General Partner may request.

8.4 Invalid Transfer. Any transfer of an Interest that is in violation of this Article VIII shall be null and void, and the Partnership shall not recognize the same for the purposes of making distributions with respect to such Interest.

8.5 Distributions to Assignee. The Partnership shall, after the effective date of any transfer, thereafter pay all further distributions or profits or other compensation by way of income, or return of capital, on account of the Interests so transferred, to the Assignee from such time as such Interests are transferred to the name of the transferee on the Partnership’s books in accordance with the above provisions. In the absence of written notice to the General Partner of the transfer of any Interests, the General Partner may assume that no transfer has occurred.

8.6 Federal Law Disclosure and Limitations. The interests of the Partners in the Partnership have not, nor will be, registered under federal or state securities laws. Interests may not be offered for sale, sold, pledged or otherwise transferred unless so registered, or unless an exemption from registration exists. The availability of any exemption from registration must be established by an opinion of counsel, whose opinion must be satisfactory to the General Partner.

8.7 Admission of Successor General Partner; No Dissolution or Termination. Any successor General Partner selected pursuant to Section 9.2 shall be admitted to the Partnership as the General Partner. Admission of any such successor General Partner shall be effective immediately prior to the removal of the predecessor General Partner pursuant to Article IX. The removal of the General Partner from the Partnership pursuant to Article IX shall be effective immediately after the successor General Partner has been admitted to the Partnership as provided in the immediately preceding sentence. Upon the removal of the General Partner and selection of a successor General Partner as provided in Article IX, the Partnership, if there was no remaining General Partner, shall be reconstituted and the successor General Partner shall continue the business and operations of the Partnership without winding up and ceasing the business and operations of the Partnership, and without causing any dissolution of the Partnership or terminating the Partnership for any purpose.

ARTICLE IX

Removal of General Partner

9.1 Removal of General Partner. The General Partner may be removed upon the affirmative vote of a majority of the Interests held by the Limited Partners. Any such action by the Limited Partners for removal of the General Partner shall be subject to (i) the payment of the value of the removed General Partner’s capital account (if any) and (ii) election of a successor General Partner as provided in Section 9.2. Such removal shall be effective subsequent to the admission of the successor General Partner pursuant to Section 8.7. The right of the Limited Partners to remove the General Partner pursuant to this Section 9.1 shall not exist or be exercised unless the Partnership has received an opinion of counsel that the removal of such General Partner and the selection of a successor General Partner would not result in the loss of limited liability of the Limited Partners or cause the Partnership to be treated as other than a “disregarded entity” for federal income tax purposes.

9.2 Selection of Successor General Partner. In the event that a General Partners shall cease to be a General Partner under this Article IX, then one or more successor General Partners may be elected by affirmative vote of a majority of the Interests held by the Limited Partners; provided, however, that until the Discharge Date such successor General Partner(s) shall have an Independent Manager, or be controlled by an entity with an Independent Manager, whose written approval shall be necessary to authorize or take any action that would constitute a Bankruptcy of the Partnership, in accordance with Section 1.2(c)(iii). If the Limited Partners fail to select a successor General Partner, then the Partnership shall be deemed dissolved as provided in Section 10.1(e) and the provisions of Section 10.2 shall apply.

ARTICLE X

Dissolution, Liquidation and Termination

10.1 Dissolution and Termination. The death, incompetency, bankruptcy, insolvency or dissolution of a Limited Partner shall not dissolve the Partnership. The estate of a deceased or incompetent Limited Partner shall not have the right to withdraw such Limited Partner’s Capital Contribution to the Partnership prior to the liquidation of the Partnership. The Partnership shall be dissolved upon the happening of any one of the following events:

(a) the disposition of all or substantially all assets of the Partnership for cash or other immediately available funds;

(b) a determination by the General Partner that the Partnership should be dissolved;

(c) the entry of a decree of judicial dissolution under the applicable statute;

(d) the conduct of the Partnership’s business becoming unlawful, impossible or impractical; or

(e) any other act or event which results in the dissolution of a limited partnership under the Act.

10.2 Winding Up and Termination.

(a) Upon the dissolution of the Partnership, no further business shall be conducted, except for such actions as shall be necessary for the winding up of the affairs of the Partnership and the distribution of its assets pursuant to the provisions of this Section 10.2. The General Partner shall act as liquidating trustee, or may appoint in writing one or more other Persons to act as liquidating trustee or trustees, and such trustee or trustees shall have full authority to wind up the affairs of the Partnership and to make final distribution as provided herein.

(b) The liquidating trustee or trustees shall comply with this Agreement and all requirements of the Act and other applicable law pertaining to the winding up of a limited partnership.

(c) The Limited Partners shall look solely to the assets of the Partnership for the return of their Capital Contributions, and if the Partnership property remaining after the payment or discharge of the debts and liabilities of the Partnership is insufficient to return their Capital Contributions, they shall have no recourse against any General Partner or any other Person for that purpose.

10.3 Termination. Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate and the General Partner (or the liquidating trustee or trustees, as the case may be) shall (and are hereby given the authority to) execute and record all documents required to effectuate the dissolution and termination of the Partnership.

10.4 Indemnification. Each liquidating trustee or trustees (and each officer, director, shareholder, agent, representative, contractor, adviser, appraiser, partner or employee thereof) shall not be liable for, and shall be indemnified and held harmless by the Partnership from and against, all demands, liabilities, causes of action, costs and damages of any nature whatsoever arising out of or incidental to the taking of any action authorized under this Article X whether or not arising out of the negligence of the liquidating trustee or trustees (or any officer, director, shareholder, agent, representative, contractor, adviser, appraiser, partner or employee thereof), provided, however, that the liquidating trustee or trustees (or any officer, director, shareholder, agent, representative, contractor, adviser, appraiser, partner or employee thereof) shall not be exculpated and shall not be entitled to indemnification hereunder where the claim or issue arose out of (a)a matter entirely unrelated to acting under the provisions hereof, (b) the gross negligence, bad faith or willful misconduct of the liquidating trustee or trustees (or any officer, director, shareholder, agent, representative, contractor, adviser, appraiser, partner or employee thereof seeking indemnity hereunder), or (c) the breach by the liquidating trustee or trustees of obligations under this Article X. The exculpation and indemnification rights herein contained shall be cumulative of, and in addition to, any and all other rights, remedies and resources to which the liquidating trustee or trustees (or any officer, director, shareholder, agent, representative, contractor, adviser, appraiser, partner or employee thereof) shall be entitled at law or in equity. THE EXCULPATION AND INDEMNIFICATION CONTAINED IN THIS SECTION IS INTENDED TO EXPRESSLY INDEMNIFY THE LIQUIDATING TRUSTEE OR TRUSTEES FOR DEMANDS, LIABILITIES, CAUSES OF ACTION, COSTS AND DAMAGES RESULTING FROM ITS NEGLIGENT ACTS OR OMISSIONS, SUBJECT TO THE TERMS OF THIS SECTION.

ARTICLE XI

General Provisions

11.1 Scope. This Agreement constitutes the entire understanding of the Partners with respect to the Partnership.

11.2 Governing Law. This Agreement is governed by and shall be construed and enforced in accordance with the laws of the State of Delaware.

11.3 Binding Effect. This Agreement shall be binding up on and shall insure to the benefit of the Partners, their heirs, beneficiaries, executors, administrators, legal representatives, successors and assigns.

11.4 Gender. Pronouns of any gender used herein shall include the other gender and the neuter, and the singular and the plural shall each include the other.

11.5 Headings. The headings in this Agreement are intended for convenience and identification only, are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof and shall be disregarded in the construction and enforcement of this Agreement.

11.6 Violation. The failure of any party to seek redress for a violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, that would have originally constituted a violation, from having the effect of an original violation. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights or remedies the parties may have by law, statute, ordinance or otherwise.

11.7 Indemnification. Pursuant to and in accordance with the procedures of the Act, the Partnership shall exculpate and indemnify (including advancement of all defense expenses in the event of threatened or asserted claims) (i) the General Partner (and any Affiliate, officer, director, partner, employee, trustee and, agent of the General Partner) of the Partnership, (ii) a Limited Partner of the Partnership, (iii) an employee of the Partnership, (iv) an agent of the Partnership, and (v) Persons who are or were serving at the request of the Partnership as a representative of another enterprise, in each case to the fullest extent that such exculpation or indemnification may be provided for in a limited partnership agreement and authorized by the Act; provided, however, that the Partnership shall not exculpate or indemnify any party for conduct constituting gross negligence or willful misconduct by the indemnified party. The exculpation and indemnification provided by this Agreement, and the Act shall not be deemed exclusive of any other rights to which those seeking exculpation or indemnification may be entitled under any other statute or at common law, and shall continue as to such Person’s heirs, beneficiaries, executors, administrators, legal representatives, successors and assigns. THE EXCULPATION AND INDEMNIFICATION CONTAINED IN THIS SECTION IS INTENDED TO EXPRESSLY INDEMNIFY THE APPLICABLE PARTY FOR DEMANDS, LIABILITIES, CAUSES OF ACTION, COSTS AND DAMAGES RESULTING FROM ITS NEGLIGENT ACTS OR OMISSIONS, SUBJECT TO THE TERMS OF THIS SECTION.

11.8 Severability. Every provision of this Agreement is intended to be severable. If any term or provision is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder hereof.

11.9 Counterparts. This Agreement or any amendment hereto may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

11.10 Waiver of Right to Partition. Each Person who now or hereafter is a party hereto or who has any right herein or hereunder irrevocably waives during the term of the Partnership any right to maintain any action for partition with respect to Partnership property.

11.11 Amendments.

(a) Subject to Section 1.2(c)(iv), this Agreement may be amended upon the approval of such amendment by 66-2/3% of the Percentage Interests held by the Partners, provided that the General Partner may propose technical amendments to this Agreement that (1) have no significant adverse effect on the rights, interests, liabilities, duties, or required contributions of any Partner, (2) add to the representation, duties, obligations of the General Partner or to surrender any right or power granted to the General Partner for the benefit of the Limited Partners, or (3) are deemed necessary in the judgment of the General Partner (A) to satisfy any requirements, conditions, or guidelines contained in any ruling of the Internal Revenue Service, regulation promulgated by the United States Department of Treasury, or court decision dealing with the allocation for federal income tax purposes of items of Partnership income, gain, loss, deduction, or credit or the status of the Partnership as a partnership, for tax purposes; (B) to satisfy any requirement, condition or guideline contained in any state or federal securities law, or (C) for the effective operation of the Partnership; and any such amendments shall be deemed adopted without any further action by the General Partner or any vote, consent or other action of the Limited Partners upon the notification to the Limited Partners of the adoption of such amendment.

(b) Notwithstanding this Section 11.11 hereof,

(i)	This Agreement shall not be amended without the consent of each Partner adversely affected if such amendment would (A) convert a Limited Partner’s interest in the Partnership into a General Partner’s interest, (B) modify the limited liability of a Limited Partner; or (C) alter the interest of such Partner in profits, losses, other items, or any Partnership distributions, other than pursuant to the terms of this Agreement; and

(ii)	This Agreement shall not be amended without the consent of all Partners if such amendment would (A) change the form of the Partnership to a general partnership; (B) cause the Partnership to be classified, for Federal income tax purposes, as a Person other than a “disregarded entity”, or, if the Partnership is treated as a partnership for tax purposes, as a Person other than a partnership; or (C) amend this Section 11.11.

IN WITNESS WHEREOF, the undersigned have executed this Agreement of Limited Partnership as of the date first set forth above.

GENERAL PARTNER:	CORPUS CHRISTI PIPELINE GP, LLC

	By:	/s/ Michael J. Wortley
	Name:	Michael J. Wortley
	Title:	Chief Financial Officer
	Address:	700 Milam Street, Suite 1900, Houston, Texas

LIMITED PARTNER:	CHENIERE CORPUS CHRISTI HOLDINGS, LLC

	By:	/s/ Michael J. Wortley
	Name:	Michael J. Wortley
	Title:	Chief Financial Officer
	Address:	700 Milam Street, Suite 1900, Houston, Texas

[Signature Page to Amended and Restated Agreement of Limited Partnership of Cheniere Corpus Christi Pipeline, L.P.]

EXHIBIT A

CURRENT LIMITED PARTNER’S CONTRIBUTION

$1,000.00

EXHIBIT B

PERCENTAGE INTERESTS

	Address	Percentage Interests
GENERAL PARTNER:
Corpus Christi Pipeline GP, LLC	700 Milam Street, Suite 1900, Houston, Texas 77002	0%
LIMITED PARTNER:
Cheniere Corpus Christi Holdings, LLC	700 Milam Street, Suite 1900, Houston, Texas 77002	100%
	Total:	100%

EXHIBIT C

FORM OF GENERAL PARTNER INTEREST CERTIFICATE

FORMED UNDER THE LAWS OF

DELAWARE

NUMBER	INTERESTS
*[●]*	*[●]%*

CHENIERE CORPUS CHRISTI PIPELINE, L.P.
Certificate Representing General Partner Interests

This Certifies that                                      is the registered holder of                                  % of the General Partner Interests.

To the fullest extent permitted by law, General Partner’s Interest in the Partnership are not transferable except as provided in (i) the Amended and Restated Agreement of Limited Partnership of the Partnership and (ii) the Finance Documents.

IN WITNESS WHEREOF, the said Partnership has caused this Certificate to be signed by its duly authorized officers.

This              day of              A.D.

[●]	[●]

SEE REVERSE FOR RESTRICTIONS ON TRANSFER

THIS CERTIFICATE EVIDENCES AN INTEREST IN CHENIERE CORPUS CHRISTI PIPELINE, L.P. (THE “PARTNERSHIP”) AND SHALL BE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF ITS FORMATION AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF EACH OTHER APPLICABLE JURISDICTION. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE SECURITIES ACT, OR PURSUANT TO AN OPINION OF COUNSEL, IF REQUESTED BY THE PARTNERSHIP, SATISFACTORY TO THE PARTNERSHIP THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT. THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE INTERESTS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF (I) THE AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME, AMONG THE PARTNERS AND (II) THE FINANCE DOCUMENTS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE GENERAL PARTNER OF THE PARTNERSHIP.

SEE REVERSE FOR RESTRICTIONS ON TRANSFER

EXHIBIT D

FORM OF LIMITED PARTNER INTEREST CERTIFICATE

FORMED UNDER THE LAWS OF

DELAWARE

NUMBER	INTERESTS
*[●]*	*[●]%*

CHENIERE CORPUS CHRISTI PIPELINE, L.P.
Certificate Representing Limited Partner Interests

This Certifies that                                      is the registered holder of                                      % of the Limited Partner Interests.

To the fullest extent permitted by law, Limited Partner’s Interest in the Partnership are not transferable except as provided in (i) the Amended and Restated Agreement of Limited Partnership of the Partnership and (ii) the Finance Documents.

IN WITNESS WHEREOF, the said Partnership has caused this Certificate to be signed by its duly authorized officers.

This              day of              A.D.

[●]	[●]

SEE REVERSE FOR RESTRICTIONS ON TRANSFER

THIS CERTIFICATE EVIDENCES AN INTEREST IN CHENIERE CORPUS CHRISTI PIPELINE, L.P. (THE “PARTNERSHIP”) AND SHALL BE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF ITS FORMATION AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF EACH OTHER APPLICABLE JURISDICTION. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE SECURITIES ACT, OR PURSUANT TO AN OPINION OF COUNSEL, IF REQUESTED BY THE PARTNERSHIP, SATISFACTORY TO THE PARTNERSHIP THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT. THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE INTERESTS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF (I) THE AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME, AMONG THE PARTNERS AND (II) THE FINANCE DOCUMENTS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE GENERAL PARTNER OF THE PARTNERSHIP.

SEE REVERSE FOR RESTRICTIONS ON TRANSFER